GENERAL RELEASE AND SEPARATION AGREEMENT

Simmons Holdco, Inc., a corporation incorporated under the laws of the State of Delaware (“Holdco”), Simmons Company (f/k/a THL Bedding Holding Company), a corporation incorporated under the laws of the State of Delaware  (“SC”), THL-SC Bedding Company, a corporation incorporated under the laws of the State of Delaware (“THL-SC”), Simmons Bedding Company (f/k/a Simmons Company), a corporation incorporated under the laws of the State of Delaware (“SBC”) (collectively, Holdco, SC, THL-SC and SBC are referred to herein as “Simmons”), and Charles R. Eitel (“Executive”) hereby enter into this General Release and Separation Agreement (“Separation Agreement”), contracting and agreeing as follows:

1. Resignation Date and Termination of Employment Agreement.  The parties acknowledge that Executive has resigned from his position as Chief Executive Officer and Chairman, effective as of September 30, 2008, that Simmons has accepted such resignation and that Executive’s last day of employment with Simmons was September 30, 2008 (the “Resignation Date”).  Except as specifically set forth under Section 11 below, the Employment Agreement among Simmons and Executive, dated as of December 19, 2003, as amended by the Supplement to Employment Agreement, effective as of December 7, 2005, and as further amended by the Second Supplement to Employment Agreement, effective as of December 5, 2007 (as amended to date, the “Employment Agreement”), is hereby terminated.  Executive and Simmons also acknowledge that, effective as of the Resignation Date, Executive has (a) resigned from all director and officer positions with Simmons and any of its subsidiaries and affiliates, other than Executive’s position as a director of Simmons, and (b) agreed to sign any letters or other documents on or after such date effecting such resignations.

2. Consideration Period.  Executive acknowledges that Executive was given this Separation Agreement to consider on September 26, 2008 and that Executive has twenty-one (21) days to consider whether to sign this Separation Agreement.  Executive is hereby advised to consult a lawyer before signing this Separation Agreement.

3. Effective Date.  Executive may accept this Separation Agreement only by signing, initialing and dating this Separation Agreement in the spaces provided and delivering the Separation Agreement to Simmons Bedding Company, Attention:  Kristen K. McGuffey, Executive Vice President and General Counsel, One Concourse Parkway, Suite 800, Atlanta, Georgia 30328, no later than SBC’s normal close of business on the later of (a) the twenty-second (22nd) day following Executive’s receipt of this Separation Agreement or, (b) if the twenty-second (22nd) day following receipt is a Saturday, Sunday or legal holiday in the State of Georgia, the next day that is not a Saturday, Sunday or legal holiday.  Time is of the essence as it pertains to this Section 3.  The “Effective Date” of this Separation Agreement shall be seven (7) days after the date on which Executive signs and delivers the Separation Agreement pursuant to this Section 3, so long as Executive has not revoked the Separation Agreement pursuant to Section 4 below.

4. Revocation.  Executive may revoke this Separation Agreement at any time within seven (7) days after signing and delivering it to SBC.  If Executive elects to revoke, Executive must give notice of his decision in writing delivered to Simmons Bedding Company, Attention: Kristen K. McGuffey, Executive Vice President and General Counsel, One Concourse Parkway, Suite 800, Atlanta, Georgia 30328.  The notice shall be sent in a manner so that it will be received by Ms. McGuffey within seven (7) days of the date of Executive’s execution of this Separation Agreement.

5. Future Role with Simmons.

(a) As of October 1, 2008 and through and including December 31, 2009 (such period, the “VC Period”), Executive shall serve on the Board of Directors of Simmons (collectively, the “Board”) at the pleasure of Holdco’s stockholders; provided that, in the event that Holdco’s stockholders remove Executive from the Board during the VC Period other than for “cause,” Executive shall still be entitled to the compensation described in Section 5(b)(ii)(A) below.

(b) During the VC Period, Executive shall also serve as the Vice Chairman of the Board.  As such, (i) Executive shall assist Simmons and its subsidiaries and affiliates with key customer, supplier and industry relationships, in each case, solely at the request and direction of the President and Chief Operating Officer or the Executive Committee of the Board; provided that Executive shall make himself available to provide such services at least ten business days per month during the VC Period and that Executive shall not be required to provide such services more than ten business days per month during the VC Period (for the sake of clarity, the foregoing compensation shall not be increased or decreased if Executive works more or less than ten business days per month during the VC Period; provided that if such days are less than ten business days, Executive has worked the full number of days requested by Simmons); and (ii) in consideration for, and so long as Executive is serving as Vice Chairman during the VC Period (subject to the proviso in Section 5(a) above), Executive shall be entitled to (A) compensation at a rate of $430,000 per annum, payable in advance in cash in equal quarterly installments (i.e., $107,500 per quarter, pro rated for partial quarters) on or before the last business day of the calendar quarter before the calendar quarter to which such payment relates, provided that the first payment shall not be made until after the expiration of the revocation period, and which first payment will include any missed payments between the first payment due date and the expiration of the revocation period, and (B) reimbursement, if any, for any pre-approved travel and/or entertainment-related expenses incurred by Executive in performing such services during the VC Period at the request and direction of the President and Chief Operating Officer or the Executive Committee of the Board (which travel expenses, for the sake of clarity, shall include travel from and back to Executive’s then-places of residence, as applicable) in accordance with Simmons’ travel and entertainment policies, each as in effect from time to time.  The parties hereby agree that the relationship established between Simmons and Executive with respect to such services is that of an independent contractor and that nothing in this Agreement is intended, or shall be construed, to render Executive to be an employee, agent or joint venturer of Simmons or as constituting the exercise by Simmons of control or direction over the manner or method by which Executive performs such services.

(c) Following the VC Period, Executive may continue to serve on the Board at the pleasure of Holdco’s stockholders.

6. Severance.  Provided that Executive satisfies the conditions of this Separation Agreement and does not revoke this Separation Agreement, SBC will do the following:

(a) Pay to Executive his unpaid salary through the Resignation Date.  Such amount will be paid at the next regular pay period after the Resignation Date.

(b) Pay to Executive severance with respect to the period beginning on the Resignation Date and through and including September 30, 2010 at an annual rate of $840,000.  This severance amount, less legal deductions, will be paid in arrears in cash in equal monthly installments, provided that the first payment shall not be made until after the expiration of the revocation period, and which first payment will include any missed payments between the first payment due date and the expiration of the revocation period.

(c) So long as Executive and Executive’s Dependent (as defined below) are entitled to continue participation under applicable law and plan terms, permit Executive and Executive’s Dependent to continue to participate in SBC’s medical, dental and vision plans at the same level of participation that was in effect immediately prior to the Resignation Date through and including the earlier of (A) the date that is eighteen months following the Resignation Date and (B) the date on which Executive commences other employment (including self employment or engaging in an enterprise as a sole proprietor, member or partner) in connection with which Executive is eligible to receive medical, dental and vision benefits substantially comparable to those made available by SBC (such earlier date, the “Benefits Resignation Date”) (the eighteen month period commencing on the Resignation Date is referred to herein as the “Initial Benefit Period”).

(i)           During the Initial Benefit Period, Executive shall continue to pay for such coverage at the same rate or rates that apply from time to time to active employees for comparable coverage, and the Company shall continue to contribute the remaining costs for such coverage.  Notwithstanding the foregoing, if the benefit plan for which Executive is currently enrolled is no longer offered by Simmons, then Executive through and including the Benefits Resignation Date will be eligible to participate in any such plan offered to then-current Simmons’ executives, to the extent permitted under such plans and under applicable law.  Executive must pay Executive’s portion by deductions from Executive’s severance payments.  The 18-month period during which benefits under the Consolidated Omnibus Budget Reconciliation Act (a/k/a COBRA) are available to Executive and his Dependants shall begin on the Resignation Date and run concurrently with the benefits available under this Section 6(c).

(ii)           For 2009 and 2010, the new medical, dental and vision rates will be communicated to Executive before December 31, 2008 and December 31, 2009, respectively.  Executive is required to complete all necessary forms required during the 2009 and 2010 open enrollment period.  Further, if Executive discontinues his coverage under SBC’s medical, dental or vision plans at any time, Executive will no longer be entitled to any of the benefits described in this Section 6(c) with respect to such plan after such date.

(iii)                      As used herein, a “Dependent” is a dependent of Executive enrolled and qualified in Simmons’ medical, dental and/or vision plans immediately prior to the Resignation Date and will only continue to be a “Dependent” hereunder for as long as she continues to be qualified as outlined in the applicable health plan documents.  Executive hereby represents and warrants that his wife, Cindy Eitel, is his only Dependent hereunder.  Simmons reserves the right from time to time to require proof from Executive that Executive’s Dependent is still considered qualified under the applicable health plan documents.

(iv)           (A)  Prior to the end of the Initial Benefit Period, Simmons shall obtain an insurance policy providing medical coverage to Executive and Cindy Eitel that is substantially comparable to the group medical plan in effect from time to time for active Simmons employees generally (the “Additional Coverage”).  The Additional Coverage for each of Executive and Cindy Eitel shall be for the period commencing on the first day following the Initial Benefit Period and ending on the earlier to occur of (1) such time as Executive or Cindy Eitel, as the case may be, reach the age of 65 and (2) the date on which Executive commences other employment (including self-employment or engaging in an enterprise as a sole proprietor, member or partner) in connection with which Executive is eligible to receive medical benefits substantially comparable to the Additional Coverage provided at that time.  Simmons shall be responsible for an amount equal to $1,000 per month (in total, not per individual) towards the premium for such Additional Coverage, and Executive (and/or Cindy Eitel) shall be responsible for all costs of the Additional Coverage in excess of such $1,000.  Simmons shall notify Executive prior to the effective date of the Additional Coverage (and each policy year thereafter) of the total monthly cost and Executive’s (and/or Cindy Eitel’s) portion thereof.  Executive (and/or Cindy Eitel) shall pay to Simmons their portion of the premium for the next succeeding month at least 5 days prior to the end of the prior month.  (B)  In connection with Simmons’ obtaining the Additional Coverage, Executive and Cindy Eitel shall fill out all forms and other documents necessary or desirable to obtain such Additional Coverage completely, truthfully and on a timely basis and shall otherwise cooperate with Simmons’ reasonable requests in obtaining such Additional Coverage.  Executive’s and/or Cindy Eitel’s material failure to comply with this paragraph shall relieve Simmons of any and all obligations under this Section 6(c)(iv).  (C)  The benefits provided under this Section 6(c)(iv) shall be provided only as permitted by law.

(d) Pay all verified and approved expense reports submitted by Executive to SBC within two (2) weeks of the Resignation Date in accordance with SBC’s current policies, practices and procedures.

(e) Through and including December 31, 2009, continue to provide Executive with office space and part-time secretarial support, in each case, as assigned from time to time by Simmons’ President or Chief Operating Officer; provided that such support shall be provided by the person providing such support to Executive immediately before the Resignation Date; provided further that Executive shall vacate his current office on or before October 15, 2008.  Executive acknowledges that any person(s) assigned to provide such part-time secretarial support shall not be dedicated solely to providing secretarial support to Executive and may have a responsibility to provide secretarial support to other Simmons personnel.

Executive’s rights to any other Simmons-sponsored benefits, including without limitation, long term disability, short term disability and retirement contributions, shall terminate as of the Resignation Date.  Notwithstanding the foregoing, Executive agrees that if Executive subsequently engages in activities prohibited by Section 11 below, then SBC may immediately terminate, and shall not be required to continue on behalf of Executive or Executive’s Dependents, any compensation or benefits provided for in this Section 6, other than those benefits that SBC may be required to maintain for Executive under applicable law.  Except as expressly provided in this Section 6, SBC’s obligation to pay all compensation to Executive provided for in this Section 6 shall be absolute, and shall not be eliminated or otherwise diminished in any manner by reason of Executive hereafter commencing other employment or self-employment, or otherwise.

7. Waivers of Put and Call Rights; Vesting; Voting Matters.

(a) Class A Shares.  Holdco hereby waives any and all rights to repurchase any Class A shares that Executive (or any of his relatives or related entities that are his transferees or assignees) currently owns under Section 3.5(b) of the Securityholders Agreement among Holdco, Executive and the other parties thereto, dated as of February 9, 2007 (as amended from time to time, the “SH Agreement”).  Executive (on behalf of himself and each of his relatives or related entities that are his transferees and assignees) hereby waives any and all rights to require Holdco to repurchase any Class A shares that Executive (or any of such transferees or assignees) currently owns under Section 3.5(a) of the Securityholders Agreement.

(b) Class B Shares.  Notwithstanding anything to the contrary in the Senior Manager Amended and Restated Restricted Stock Agreement by and between Holdco (as successor to SC) and Executive, dated as of December 1, 2006, as amended by the First Amendment to Amended and Restated Restricted Stock Agreement, dated as of January 1, 2007, as further amended by the Second Amendment to Amended and Restated Restricted Stock Agreement, dated as of June 30, 2008 (as amended to date, the “RSA”), Executive’s Restricted Class B stock (and the Restricted Class B stock of each of his relatives or related entities that are his transferees and assignees) shall continue to vest following the Resignation Date; provided, however, that such shares shall not vest with respect to any targets that are met after the 2009 measurement year (i.e., such shares shall not vest with respect to any periods or events following the 2009 measurement year, although the parties hereto recognize that vesting relating to performance targets in the 2009 measurement year is actually determined and actually occurs in fiscal year 2010 following delivery of the audited financial statements for fiscal year 2009).  Holdco hereby waives any and all rights to repurchase Executive’s (and such transferee’s and assignee’s) Restricted Class B shares under Section 3(a) of the RSA.  For the sake of clarity, no future amendments to the vesting terms of Holdco’s Class B shares shall apply to Executive’s (or such transferees’ or assignees’) Class B shares.

(c) Voting Matters; Power of Attorney.  Executive (and each of his transferees and assignees that his relatives or related entities) shall be obligated to vote all of his (or such transferee’s or assignee’s) Class A shares and Class B shares in the same manner and proportions as the votes cast by the holders of a majority of the Company’s voting capital stock.  If Executive (or any of such transferees or assignees) fails or refuses to vote his (or such transferee’s or assignee’s) Class A shares and/or Class B shares as required by this Section 7(c), or votes his (or such transferee’s or assignee’s) Class A shares and/or Class B shares in contravention of this Section 7(c), then Executive (or such transferee or assignee) hereby grants to each of the President and Treasurer of the Company, acting solely in his or her capacity as such, an irrevocable proxy, coupled with an interest, the sufficiency of which is hereby acknowledged, to vote such shares in accordance with this Section 7(c).

(d) Additional Actions.  Executive agrees to sign, and to cause his past, present and future transferees and assignees that are his relatives or related entities of Class A and/or Class B shares to sign, any documents or instruments reasonably requested by Simmons to effect the provisions of this Section 7.

8. Release.

(a) Subject to Executive’s right to revoke this Separation Agreement as stated above, by signing this Separation Agreement, Executive gives up and releases Simmons, each subsidiary and affiliate of Simmons and their respective employee welfare benefit plans, employee retirement benefit plans, successors and assigns (including, in their representative capacities, all past, present and future shareholders, directors, officers, partners, fiduciaries, agents, representatives and employees of those companies and other entities) (collectively the “Released Parties”) from, and promises never to sue or lodge any charge or complaint whether as a named plaintiff, class member, or otherwise against the Released Parties with respect to, any and all rights and claims that Executive may have against the Released Parties, including without limitation any and all rights and claims to or for attorneys’ fees, whether or not Executive presently is aware of such rights or claims or suspects them to exist.  These released rights and claims include, but are not limited to, any and all rights and claims which Executive may have under, or arising out of, Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act, as amended; the Age Discrimination in Employment Act of 1967, as amended; and any other federal, state or local statute, ordinance, executive order or common law.  Executive specifically releases any and all claims of or for discrimination on the basis of age, gender, race, national origin, religion and/or retaliation.  These released rights and claims also include, but are not limited to, any and all rights and claims that Executive may have under any agreement or contract (other than this Separation Agreement, the SH Agreement, the RSA, and the Employment Agreement, but in each case only with respect to any ongoing obligations thereunder).  For the sake of clarity, this release covers any and all claims that might exist at the time Executive executes this Separation Agreement, whether known or unknown to Executive.  These released rights and claims do not include any rights or claims which arise after the date on which Executive signs and delivers this Separation Agreement to SBC or any vested rights Executive has (if any) under any retirement benefit plan sponsored by Simmons, and do not include any rights or claims (including, without limitation, any claims for indemnification) existing under this Separation Agreement, the SH Agreement, the RSA and the Employment Agreement, but in each case only with respect to any ongoing obligations thereunder.

(b) Simmons gives up and releases Executive from, and promises never to sue or lodge any charge or complaint whether as a named plaintiff, class member, or otherwise against the Executive with respect to, any and all rights and claims that Simmons may have against the Executive, including without limitation any and all rights and claims to or for attorneys’ fees, whether or not Simmons presently is aware of such rights or claims or suspects them to exist.  These rights and claims also include, but are not limited to, any and all rights and claims that Simmons may have under any agreement or contract (other than this Separation Agreement, the SH Agreement, the RSA, and the Employment Agreement, but in each case only with respect to any ongoing obligations thereunder).  This release includes any and all claims that might exist at the time Simmons executes this Separation Agreement, whether known or unknown to Simmons.  These rights and claims do not include any rights or claims which arise after the date on which Simmons signs and delivers this Separation Agreement, and do not include any rights or claims existing under this Separation Agreement, the SH Agreement, the RSA and the Employment Agreement, but in each case only with respect to any ongoing obligations thereunder.

9. False Claims Representations, Cooperation and Promises.  Executive has disclosed to SBC any and all information Executive has concerning any conduct involving Simmons or any affiliate that Executive has any reason to believe may be unlawful.  Executive promises to cooperate fully with Simmons in any investigation Simmons or any affiliate undertakes into matters occurring during Executive’s employment with Simmons or any affiliate.  Executive agrees that, as and when requested by Simmons, Executive will fully cooperate with Simmons or any affiliate in effecting a smooth transition of Executive’s responsibilities to others.  Executive will promptly and fully cooperate with Simmons or any affiliate and its representatives in any dispute, litigation, arbitration, administrative or similar proceeding with respect to claims arising from events occurring or alleged to have occurred during his employment with Simmons.  If Executive is contacted as a potential witness to any claim or in any litigation, Executive will notify Simmons of any such contact or request within two (2) days after learning of it and will permit Simmons to take all steps it deems to be appropriate, if any, to prevent Executive’s involvement, or to be present during any such discussions.  This Section 9 does not prohibit Executive’s participation as a witness to the extent otherwise legally required, but does require that Executive provide Simmons with notice and the opportunity to object and/or participate.  Before Executive discloses any Simmons’ information or engages in any other activity that could possibly violate the promises Executive has made herein, Executive promises that Executive will discuss Executive’s proposed actions with the Executive Vice President and General Counsel at (770) 392-2502, who will advise Executive in writing whether the proposed actions would violate these promises.

10. No Admission. This Separation Agreement does not constitute an admission by the Released Parties of any liability to Executive, and Executive understands and agrees that the Released Parties deny any liability to Executive.

11. Obligations and Restricted Activities.  In consideration of the benefits provided to Executive herein (including, among other things, the appointment to the position of Vice Chairman, the consideration payable therefor, the payment of severance during the VC Period rather than at the expiration of the VC Period, the general release of claims and liabilities by the Company and waiver by the Company of its call rights), and other good and valuable consideration, the adequacy of which Executive acknowledges, Executive, intending to be legally bound, agrees to continue to be bound by the restrictive covenants (and the enforceability provisions relating thereto) set forth in Sections 2 and 3 of the Supplement to Employment Agreement during the longer of (a) the period ending on October 1, 2010 and (b) the period during which Executive receives any severance payments under this Separation Agreement; provided that Executive’s confidentiality obligations under Section 2 of the Supplement to Employment Agreement shall remain binding and enforceable during the period ending on October 1, 2013.  All capitalized terms used in any such restrictive covenants shall have the meanings ascribed thereto in the Employment Agreement.

12. General

(a) The Company agrees to pay Rogers & Hardin LLP up to $5,000 for its services to Executive in negotiating this Separation Agreement.  Such payment will be made upon receipt of an itemized invoice identifying the attorneys who provided such services, the services performed and the amount of time and the date such services were performed; which invoice shall be provided to SBC’s General Counsel.  The payment will be made within 45 days of the receipt of such invoice but in no case earlier than the Effective Date of this Separation Agreement.

(b) Executive shall be entitled to indemnification to the fullest extent provided by Delaware law and Simmons’ organizational documents as now in effect against any expense (including, without limitation, attorneys’ fees), fine, penalty, liability or damages incurred by Executive in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, in which he currently is or hereafter becomes involved as a result of his employment with Simmons and performance of duties pursuant to his Employment Agreement.  Simmons hereby represents and warrants that all corporate action has been taken, and all approvals and consents have been obtained, as may be necessary for Simmons to extend full indemnification to Executive after the Resignation Date including, without limitation, continuing to fund Executive’s defense of any currently ongoing action, suit or proceeding.

(c) This Separation Agreement contains the entire agreement of Simmons with Executive and replaces all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to Executive’s employment with Simmons and its termination and all related matters, including the Employment Agreement, excluding only Executive’s rights and obligations, if any, that survive the Employment Agreement as specifically set forth herein.  The parties further agree that no amendment or modification of this Separation Agreement shall be valid or binding upon any of them unless made in writing and signed by all parties hereto.  Except to the extent expressly set forth herein, the Separation Agreement does not affect ongoing rights and obligations of the parties under the SH Agreement, RSA and any related agreements concerning Class A or Class B stock held by Executive after the Effective Date.

(d) This Separation Agreement shall be binding upon and inure to the benefits of the parties hereto and their respective heirs, representatives, successors, transferees and assigns forever.  This Separation Agreement shall not be assignable by Executive but shall be freely assignable by Simmons, provided that any assignment by Simmons shall expressly provide that (i) the assignee affirmatively assumes all the obligations, duties and responsibilities imposed upon Simmons pursuant to this Separation Agreement and (ii) Simmons is not in any manner relieved of any such obligations, duties or responsibilities hereunder.

(e) Simmons and Executive intend for every provision of the Separation Agreement to be fully enforceable.  If a court with jurisdiction of this Separation Agreement determines that all or part of any provision of this Separation Agreement is unenforceable for any reason, Simmons and Executive intend for each remaining provision and part to be fully enforceable as though the unenforceable provision or part had not been included in this Separation Agreement.

(f) This Separation Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to the conflict of laws principles thereof, except with respect to (i) Section 11 of this Separation Agreement, which shall expressly be governed by and construed in accordance with the choice of law provisions of the Employment Agreement, and (ii) Section 12(b) of this Separation Agreement, which shall be construed in accordance with Delaware law as provided therein.

(g) This Separation Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

13. Executive’s Full Review.  Executive acknowledges that Executive has read this entire Separation Agreement, that Executive fully understands its meaning and effect, that Executive’s counsel has answered any questions Executive may have, that no promises or representations have been made to Executive by any person to induce Executive to enter into this Separation Agreement other than the express terms set forth herein, and that Executive has voluntarily signed this Separation Agreement.

[Signatures on the Following Page]

IN WITNESS WHEREOF, Executive and duly authorized representatives of Simmons have signed this Separation Agreement to be effective as provided herein.

Simmons

Simmons Holdco, Inc.

By:  /s/ Stephen G. Fendrich                                                                                                     Date:  9/30/2008

Name:  Stephen G. Fendrich

Title:  President & Chief Operating Officer

Simmons Company

By:  /s/ Stephen G. Fendrich                                                                                                      Date:  9/30/2008

Name:  Stephen G. Fendrich

Title:  President & Chief Operating Officer

THL-SC Bedding Company

By:  /s/ Stephen G. Fendrich                                                                                                       Date:  9/30/2008

Name:  Stephen G. Fendrich

Title:  President & Chief Operating Officer

Simmons Bedding Company

By:  /s/ Stephen G. Fendrich                                                                                                       Date:  9/30/2008

Name:  Stephen G. Fendrich

Title:  President & Chief Operating Officer

Executive

/s/ Charles R. Eitel         Date:  9/30/2008

Charles R. Eitel